Exhibit 99.1

NEWS RELEASE	For Immediate Release

Media Contacts:	Investor Contact:
Shannon Bennett	Eric Rychel
216.910.3664	216.910.3229
shannon.bennett@aleris.com	eric.rychel@aleris.com

Jason Saragian
216.910.3670
jason.saragian@aleris.com

Aleris to Add Aluminum Automotive Body Sheet Capabilities
in North America

Company to invest $350 Million to upgrade its Lewisport, Kentucky facility to meet rapid growth in demand

CLEVELAND, Ohio – September 24, 2014 – Aleris announced today that it will invest $350 million to upgrade capabilities at its aluminum rolling mill in Lewisport, Kentucky. The investment positions Aleris to meet anticipated significant growth in North American automotive demand as the industry pursues broader aluminum use for the production of lighter, more fuel-efficient vehicles. Aleris is currently a leading supplier to the European premium auto industry, which has led the transition to aluminum driven by tighter emissions standards.

“We have partnered with customers in the premium automotive segment from our Duffel, Belgium facility for years to develop and produce some of the most technically advanced lightweight aluminum solutions available today,” Steve Demetriou, Aleris Chairman and CEO said. “We are excited to bring these capabilities to our Lewisport, Kentucky facility to serve automotive customers in North America as they shift toward significantly greater aluminum use.”

The company expects to begin construction on the project this fall, with a goal of shipping automotive body sheet material to customers by early 2017. When fully operational, the new facility will allow for the production of 480 million pounds of aluminum auto body sheet annually.

The company’s investment will include the addition of heat treatment and finishing capabilities, including a new wide cold mill, two continuous annealing lines and an automotive innovation center.

“The key to our success in Europe has been our strong partnership with customers on research and development,” Demetriou said. “We will take a similar approach with our customers in North America, ensuring they have the aluminum innovation that meets their specific needs.”

A recent study of North American light vehicle aluminum content released by Ducker Worldwide states that the use of aluminum sheet for vehicle bodies is expected to increase to 4 billion pounds by 2025, from 200 million pounds in 2012. The properties of aluminum, which include its formability, recyclability, and high strength-to-weight ratio, make it an excellent solution for automotive manufacturers as they work to produce lighter vehicles that will meet more stringent fuel emissions in the United States.

Aleris has served the automotive industry from its facility in Duffel for many years. Including Lewisport, the company has 11 rolled aluminum products facilities in North America, the majority of which serve building & construction, truck-trailer, and metal distribution customers. Upon completion of the facility’s upgrade, Lewisport will be the company’s first site in North America that is equipped with aluminum auto body sheet finishing capabilities.

About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The company serves a number of diverse industries including aerospace, automotive, defense, building & construction, industrial, and commercial transportation. Headquartered in Cleveland, Ohio, Aleris operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volume, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volume from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) our ability to access the credit and capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business as a result of covenant restrictions under our indebtedness and our ability to pay amounts due under the Senior Notes; and (20) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, future events or otherwise, except as otherwise required by law.